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                                                                    Exhibit 12.1

                    Calculation of Earnings to Fixed Charges
                        (all dollar amounts in thousands)

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                                                         1994           1995           1996          1997           1998
                                                    -------------- -------------- -------------- -------------  -------------
Total interest                                                  $5           $411           $852        $2,414         $2,743
Amortization of financing cost                                   -              -              -           158            278
                                                    -------------- -------------- -------------- -------------  -------------

                  Fixed charges                                 $5           $411           $852        $2,572         $3,021

Less GAMI loan interest                                          -              -              -             -              -
Add preferred stock dividend (adjusted
  for tax rate)                                                  -              -              -             -              -
                                                    -------------- -------------- -------------- -------------  -------------

Fixed charges adjusted for rights offering                       5            411            852         2,572          3,021
                                                    ============== ============== ============== =============  =============

Pretax income                                               $7,358         $6,879         $4,107         $(684)      $(10,436)
         Add fixed charges                                       5            411            852         2,572          3,021

                                                    -------------- -------------- -------------- -------------  -------------

                  Adjusted earnings                         $7,363         $7,290         $4,959        $1,888        $(7,415)


                                                    -------------- -------------- -------------- -------------  -------------

Earnings to fixed charges ratio                            147,260%         1,774%           582%           73%          -245%
                                                    ============== ============== ============== =============  =============

Surplus/(Deficiency)                                         7,358          6,879          4,107          (684)       (10,436)


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                                                                                  Pro Forma
                                                    Pro Forma                        Six
                                                      Year                         Months
                                                      Ended          As of          Ended
                                                    September       June 30,       June 30,
                                                    30, 1998         1999           1999
                                                 -------------  -------------  -------------
Total interest                                          $6,021         $2,213         $2,793
Amortization of financing cost                             567            202            567

                  Fixed charges                         $6,638         $2,415         $3,360


Less GAMI loan interest                               $ (1,200)             -        $  (600)
Add preferred stock dividend (adjusted
  for tax rate)                                         (1,935)             -            968
                                                 -------------  -------------  -------------

Fixed charges adjusted for rights offering               7,373          2,415          3,728
                                                 =============  =============  =============

Pretax income                                         $(28,514)       $(5,289)       $(6,061)
         Add fixed charges                               6,638          2,415          3,360

                                                 -------------  -------------  -------------

                  Adjusted earnings                   $(21,876)       $(2,874)       $(2,701)


                                                 -------------  -------------  -------------

Earnings to fixed charges ratio                           -297%          -119%           -72%
                                                 =============  =============  =============

Surplus/(Deficiency)                                   (29,249)        (5,289)        (6,429)

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